ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DONNA S MOORE

Job:C20111110-0845
November 10, 2011

Special Handling Instructions:
EMAILED 11/10/11 - RSS

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20110803203-20	11/10/2011 8:55:55 AM	1	$175.00	$175.00
Total					$175.00

Payments

Type	Description	Amount
Credit	06578P|11111014901086	$175.00
Total		$175.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

DONNA S MOORE

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110803203-20
	Filing Date and Time 11/10/2011 8:55 AM
	Entity Number E0199012011-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DIGNYTE, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE VI - CAPITAL STOCK

Section 1 thereof - has been amended to increase the authorized capital from 35,000,000 par value shares valued at $0.001 to 110,000,000 par value shares valued at $0.001per share.
The 110,000,000 par value shares valued at $0.001 shall result in the total authorised capital being amended to $110,000.00.
The 110,000,000 par value $0.001shares shall be allocated as follows:

1. 100,000,000 shares of Common Stock with par value of $0.001 per share, and
2. 10,000,000 shares of Preferred Stock with par value of $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Donna S Moore, Secretary

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.